Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	Sensient Technologies Corporation
777 East Wisconsin Avenue
Milwaukee, WI 53202-5304
Contact: Dick Hobbs	Tel 414 271-6755
(414) 347-3836	Fax 414 347-3785
sensient-tech.com

Sensient Technologies Corporation

Reports Earnings for the Quarter Ended June 30, 2004

Six-month cash flow surpasses $50 million

MILWAUKEE—July 19, 2004 – Sensient Technologies Corporation (NYSE: SXT) reported diluted earnings per share of 39 cents in the second quarter ended June 30, 2004, exceeding company-provided guidance. Diluted earnings per share were 46 cents in the comparable quarter in 2003. Revenue increased to $263.8 million in the second quarter compared to record revenue of $261.9 million in last year’s second quarter. Cash flow from operating activities in the second quarter rose to $28.1 million, up 65.2% from last year’s second quarter, producing the third consecutive quarter of increases.

Diluted earnings per share for the first six months ended June 30, 2004, were 71 cents compared to 89 cents for last year’s first half. Revenue for the past six months was up 4.2% to $518.0 million from $497.0 million for the six months ended June 30, 2003. First half cash flow from operating activities increased to $52.9 million compared to $17.8 million for the first half of 2003.

“We reported strong cash flow again this quarter, and we are strengthening our balance sheet. We expect continued improvement in the second half,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation.

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Sensient Technologies Corporation	Page 2
Earnings Release—Quarter ended June 30, 2004
July 19, 2004

BUSINESS REVIEW

Flavors & Fragrances Group revenue increased 4.1% to $160.5 million in the second quarter ended June 30, 2004, compared to $154.2 million for last year’s second quarter. Operating income was $22.0 million versus $22.3 million in last year’s comparable quarter. For the past six months, revenue and operating income were $312.1 million and $39.8 million, respectively. Group results benefited from favorable foreign exchange rates as well as increased profit from the sale of traditional flavors in North America and Europe. Higher profit from this sector was offset by increased costs and continued price competition in the dehydrated flavors product line.

Color Group revenue was $95.5 million in the second quarter of 2004 compared to $101.5 million in the year ago period. Operating income totaled $17.7 million versus $21.6 million in last year’s second quarter. During the six months ended June 30, 2004, revenue and operating income were $189.7 million and $33.4 million, respectively. While operating income was down compared to the Color Group’s record second quarter last year, it has shown continual improvement on a quarter-by-quarter basis since the fourth quarter of 2003.

2004 OUTLOOK

Diluted earnings per share for the third quarter of 2004 are expected to be approximately 46 cents. For the year, Sensient expects diluted earnings per share to equal $1.65.

CONFERENCE CALL

The company will hold its conference call to discuss 2004 second quarter results at 10:00 a.m. CDT on Monday, July 19, 2004. To make a reservation for the conference call, contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

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Sensient Technologies Corporation	Page 3
Earnings Release—Quarter ended June 30, 2004
July 19, 2004

A replay will be available beginning at 1:00 p.m. CDT on July 19, 2004, through midnight on July 26, 2004, by calling (706) 645-9291 and referring to pass code 8530210. A transcript of the call will also be posted on the Company’s web site at www.sensient-tech.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis of Operations & Financial Condition in our most recently filed annual report on Form 10-K for the year ended December 31, 2003, and quarterly report on Form 10-Q for the quarter ended March 31, 2004. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks, display imaging chemicals and other specialty chemicals. The Company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient-tech.com

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Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	% Change	2004	2003	% Change
Revenue	$263,838	$261,928	0.7	$518,003	$497,025	4.2
Cost of products sold	183,200	177,385	3.3	362,693	335,500	8.1
Selling and administrative expenses	46,614	45,850	1.7	92,703	87,898	5.5

Operating income	34,024	38,693	(12.1)	62,607	73,627	(15.0)
Interest expense	7,965	7,572		15,328	14,817

Earnings before income taxes	26,059	31,121	(16.3)	47,279	58,810	(19.6)
Income taxes	7,810	9,452		14,070	16,679

Net earnings	$18,249	$21,669	(15.8)	$33,209	$42,131	(21.2)

Earnings per common share:
Basic	$0.39	$0.46	(15.2)	$0.71	$0.90	(21.1)

Diluted	$0.39	$0.46	(15.2)	$0.71	$0.89	(20.2)

Average common shares outstanding:
Basic	46,510	46,824	(0.7)	46,493	46,939	(1.0)

Diluted	46,790	47,163	(0.8)	46,764	47,278	(1.1)

Results by Segment	Three Months Ended June 30,			Six Months Ended June 30,
Revenue	2004	2003	% Change	2004	2003	% Change
Flavors & Fragrances	$160,516	$154,191	4.1	$312,080	$293,719	6.3
Color	95,514	101,494	(5.9)	189,680	191,062	(0.7)
Corporate & Other	17,191	16,006	7.4	34,050	30,984	9.9
Intersegment elimination	(9,383)	(9,763)	(3.9)	(17,807)	(18,740)	(5.0)

Consolidated	$263,838	$261,928	0.7	$518,003	$497,025	4.2

Operating Income	2004	2003	% Change	2004	2003	% Change
Flavors & Fragrances	$21,976	$22,256	(1.3)	$39,788	$42,284	(5.9)
Color	17,704	21,631	(18.2)	33,353	41,827	(20.3)
Corporate & Other	(5,656)	(5,194)	8.9	(10,534)	(10,484)	0.5

Consolidated	$34,024	$38,693	(12.1)	$62,607	$73,627	(15.0)

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Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)

Consolidated Condensed Balance Sheets June 30,	2004	2003

Current assets	$543,361	$524,677
Intangibles (net)	440,408	411,601
Property, plant and equipment (net)	382,994	363,665
Other assets	70,045	92,513

Total Assets	$1,436,808	$1,392,456

Current liabilities	$265,016	$252,076
Long-term debt	514,356	530,583
Accrued employee and retiree benefits	31,824	42,616
Other liabilities	33,263	26,515
Shareholders’ equity	592,349	540,666

Total Liabilities and Shareholders’ Equity	$1,436,808	$1,392,456

Consolidated Statements of Cash Flows Six Months Ended June 30,	2004	2003

Net cash provided by operating activities	$52,899	$17,843

Cash flows from investing activities:
Acquisition of property, plant and equipment	(20,688)	(37,281)
Acquisition of new businesses (net of cash acquired)	—	(4,107)
Proceeds from sale of assets	1,092	2,498
Decrease in other assets	2,348	21

Net cash used in investing activities	(17,248)	(38,869)

Cash flows from financing activities:
Proceeds from additional borrowings	27,457	46,104
Reduction in debt	(48,215)	(533)
Purchase of treasury stock	—	(9,668)
Dividends paid	(14,036)	(13,847)
Proceeds from options exercised and other	647	4,055

Net cash (used in) provided by financing activities	(34,147)	26,111

Effect of exchange rate changes on cash and cash equivalents	(286)	430

Net increase in cash and cash equivalents	1,218	5,515
Cash and cash equivalents at beginning of period	3,250	2,103

Cash and cash equivalents at end of period	$4,468	$7,618

Supplemental Information Six Months Ended June 30,	2004	2003

Depreciation and amortization	$23,922	$22,203
Dividends per share	$0.3000	$0.2900

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